TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)

NOVEMBER 30, 2002

AUDITORS' REPORT

To the Shareholders of
Triband Enterprise Corp.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)

We have audited the consolidated balance sheets of Triband Enterprise Corp. (formerly Triband Resource Corporation) as at November 30, 2002 and 2001, and the consolidated statements of operations and cumulative loss, cash flows and shareholders' equity and deficit for each of the years then ended, as well as 2002 and 2001 changes to the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2002. These financial statements, expressed in Canadian dollars, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2002 and 2001, and the results of its operations and cumulative loss, cash flows and changes in shareholders' equity and deficit for each of the years then ended, as well as 2002 and 2001 changes to the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2002 in accordance with Canadian generally accepted accounting principles. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three-year period ended November 30, 2002 and shareholders' equity as at November 30, 2002 and 2001 to the extent summarized in Note 12 of the consolidated financial statements.

The consolidated statements of operations and deficit, cash flows and changes in shareholders' equity for the year ended November 30, 2000, as well as the cumulative amounts from the date of incorporation on October 7, 1994 to November 30, 2000 were audited by other auditors who expressed an opinion without reservation on those financial statements in their report dated March 30, 2001.

SADOVNICK TELFORD + SKOV

CHARTERED ACCOUNTANTS

Vancouver, BC
April 2, 2003

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)
AS AT NOVEMBER 30,

	Notes	2002	2001
ASSETS			
Current			
Cash and cash equivalents		$ 126,202	$ 59,833
Receivables		7,169	15,986
Prepaid expenses		11,014	6,230
		144,385	82,049
Property, plant and equipment	3	13,144	9,350
Investments	5	27,565	27,565
		$ 185,094	$ 118,964
LIABILITIES AND SHAREHOLDERS' EQUITY			
Current			
Accounts payable and accrued liabilities	7	$ 18,293	$ 102,035
Due to affiliated company	7	2,594	2,594
		20,887	104,629
NATURE AND CONTINUANCE OF OPERATIONS	1		
CONTINGENCY	9		
Shareholders' equity			
Capital stock	6	4,820,016	4,230,059
Common shares committed to be issued	6	-	125,000
Deficit accumulated during the exploration stage		(4,655,809)	(4,340,724)
		164,207	14,335
		$ 185,094	$ 118,964

On behalf of the Board:

"Gary Freeman" Director   "Jerry Pogue" Director

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND CUMULATIVE LOSS
(Expressed in Canadian Dollars)

	Cumulative Amounts From October 7, 1994 to November 30, 2002	Years Ended November 30, 2002	2001	2000
OPERATING EXPENSES				
Amortization	$ 19,327	$ 3,047	$ 3,097	$ 4,376
Consulting fees	404,696	100,522	108,667	87,790
Exploration costs	1,626,360	57,664	19,293	88,823
Listing and transfer agent fees	144,592	23,979	24,523	11,593
Office	248,020	64,571	31,931	40,400
Professional fees	156,692	40,798	26,956	14,495
Property investigation	186,563	-	10,000	196
Rent	78,952	78	1,416	13,049
Salaries and benefits	80,308	-	-	-
Shareholders' communications	377,621	4,175	10,466	74,107
Travel	89,522	19,426	8,378	34,151
	(3,412,653)	(314,260)	(244,727)	(368,980)
Interest income	197,193	1,092	1,892	7,424
Investment income	27,565	-	-	27,565
Gain on sale of marketable securities	100,703	-	-	100,703
Gain (loss) on foreign exchange	159,220	(1,917)	(1,106)	(3,154)
Loss on disposal of property, plant and equipment	(7,189)	-	-	-
Impairment of mineral properties	(1,100,722)	-	(435,496)	(632,326)
Write-down of marketable securities	(374,526)	-	-	-
Write-down of investments	(245,400)	-	-	(245,400)
Net loss for the period	$ (4,655,809)	$(315,085)	$(679,437)	$(1,114,168)
Basic and diluted loss per share		$ (0.06)	$ (0.24)	$ (0.42)
Basic and diluted weighted average common shares outstanding		5,712,781	2,777,293	2,675,356

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)

	Cumulative Amounts From October 7, 1994 to November 30, 2002	Years Ended November 30, 2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES				
Net loss for the period	$(4,655,809)	$(315,085)	$(679,437)	$(1,114,168)
Items not affecting cash				
Amortization	19,327	3,047	3,097	4,376
Investment income	(27,565)	-	-	(27,565)
Gain on sale of marketable securities	(100,703)	-	-	(100,703)
Loss on disposal of property, plant and equipment	7,189	-	-	-
Impairment of mineral properties	1,100,722	-	435,496	632,326
Write-down of marketable securities	374,526	-	-	-
Write-down of investments	245,400	-	-	245,400
Changes in non-cash working capital items				
(Increase) decrease in receivables	(7,169)	8,817	(6,000)	(8,672)
(Increase) decrease in prepaid expenses	(11,014)	(4,784)	15,720	9,742
(Increase) decrease in due from affiliated companies	-	-	-	29,327
Increase in accounts payable and accrued liabilities	18,293	(83,742)	63,225	16,464
Advances from affiliated company	5,562	-	-	5,562
Advances to affiliated company	(2,968)	-	(2,968)	-
Net cash used in operating activities	(3,034,209)	(391,747)	(170,867)	(307,911)
CASH FLOWS FROM INVESTING ACTIVITIES				
Proceeds on sale of marketable securities	488,027	-	-	488,027
Property, plant and equipment acquired	(45,843)	(6,841)	(964)	(14,660)
Proceeds on disposal of property, plant and equipment	6,183	-	-	-
Acquisition of mineral properties	(500,722)	-	(21,958)	(132,577)
Acquisition of marketable securities	(761,850)	-	-	-
Increase in investments	(245,400)	-	-	(98,950)
Net cash (used in) provided by investing activities	$(1,059,605)	$ (6,841)	$ (22,922)	$ 241,840

- Continued –

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd…)
(Expressed in Canadian Dollars)

	Cumulative Amounts From October 7, 1994 to November 30, 2002	Years Ended November 30, 2002	2001	2000
Continued…				
CASH FLOWS FROM FINANCING ACTIVITIES				
Issuance of capital stock, net of issuance costs	$4,220,016	$589,957	$ -	$ 176,361
Common shares committed to be issued	-	(125,000)	125,000	-
Net cash provided by financing activities	4,220,016	464,957	125,000	176,361
Net change in cash and cash equivalents during the period	126,202	66,369	(68,789)	110,290
Cash and cash equivalents, beginning of period	-	59,833	128,622	18,332
Cash and cash equivalents, end of period	$ 126,202	$126,202	$ 59,833	$ 128,622

Supplemental disclosures with respect to the consolidated statements of cash flows

	Cumulative Amounts From October 7, 1994 To November 30, 2002	Years Ended November 30, 2002	2001	2000
Cash paid during the period for:				
Interest	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -

Since inception of the exploration stage, the Company has issued a total of 1,263,309 common shares (adjusted for roll-back) for non-cash consideration as follows:

Year	Number of Shares	Amount	Consideration
2002	95,000	$ 15,350	Finder's fees
2002	557,609	66,457	Shares for debt owing
1999	10,700	8,025	Finder's fees
1996	600,000	600,000	Acquisition of mineral property

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND DEFICIT
(Expressed in Canadian Dollars)

	Number of Shares	Price	Common Shares Issued and Fully Paid	Common Shares Committed to be Issued	Deficit Accumulated During the Exploration Stage	Total
Balance at November 30, 1999	2,578,603		$4,053,698	$ -	$(2,547,119)	$1,506,579
Issuance of shares for cash						
Exercise of options	25,000	0.75	18,750	-	-	18,750
Exercise of options	113,190	0.85	96,211	-	-	96,211
Exercise of options	38,500	1.00	38,500	-	-	38,500
Exercise of options	3,000	2.25	6,750	-	-	6,750
Exercise of warrants	19,000	0.85	16,150	-	-	16,150
Net loss for the year	-		-	-	(1,114,168)	(1,114,168)
Balance at November 30, 2000	2,777,293		4,230,059	-	(3,661,287)	568,772
Common shares committed to be issued (Note 6)	-		-	125,000	-	125,000
Net loss for the year	-		-	-	(679,437)	(679,437)
Balance at November 30, 2001	2,777,293		4,230,059	125,000	(4,340,724)	14,335
Issuance of shares for cash						
Private placement	1,350,000	0.10	135,000	(125,000)	-	10,000
Private placement	850,000	0.23	195,500	-	-	195,500
Exercise of options	75,000	0.17	12,750	-	-	12,750
Exercise of warrants	1,300,000	0.12	156,000	-	-	156,000
Exercise of warrants	80,834	0.30	24,250	-	-	24,250
Issuance of shares for finder's fee	50,000	0.10	5,000	-	-	5,000
Issuance of shares for finder's fee	45,000	0.23	10,350	-	-	10,350
Share issuance expense			(15,350)	-	-	(15,350)
Settlement of debts	475,337	0.10	47,534	-	-	47,534
Settlement of debts	82,272	0.23	18,923	-	-	18,923
Net loss for the year	-		-	-	(315,085)	(315,085)
Balance at November 30, 2002	7,085,736		$4,820,016	$ -	$(4,655,809)	$ 164,207

The accompanying notes are an integral part of these consolidated financial statements.

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company's principal business activity is the exploration and development of mineral properties.

Effective July 9, 2001, the Company changed its name from Triband Resource Corporation to Triband Enterprise Corp.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

The Company's consolidated financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. However, the Company does not generate sufficient cash flow from operations to adequately fund its activities and has therefore relied principally upon the issuance of securities for financing. Future capital requirements will depend on many factors including the Company's ability to execute its business plan. The Company intends to continue relying upon the issuance of securities to finance its future activities but there can be no assurance that such financing will be available on a timely basis under terms acceptable to the Company. Although these consolidated financial statements do not include any adjustments that may result from the inability to secure future financing, such condition would have a material adverse effect on the Company's business, results of operations and financial condition.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from those estimates. The assets and liabilities that require management to make significant estimates and assumptions in determining carrying values include investments.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.). All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Financial instruments

The Company's financial instruments consist of receivables, accounts payable and accrued liabilities and due to affiliated company. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Exploration and development costs

The Company has adopted the policy of expensing development and exploration costs as incurred. The Company will expense future exploration and development costs until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence in the opinion of Management to support the recognition of an asset.

Property evaluations

The Company reviews and evaluates the carrying amounts of its mineral properties when events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a reduction in the carrying amount of mineral properties with a corresponding charge to operation are recorded.

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Acquisition costs

Acquisition costs are capitalized on properties where proven and provable reserves exist.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities because it is at an early stage of exploration. Estimated future removal and site restoration costs are considered minimal.

Property, plant and equipment

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives using the declining balance method at rates of 20% and 30% per annum.

Investments

The Company's long-term investments are accounted for on the cost basis. The investments will be written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

2. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Capital stock

The proceeds from the exercise of stock options, warrants and escrow shares are credited to capital stock in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year-end are included in statements of operations.

Basic and diluted loss per share

Basic loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted average number of common shares outstanding and the dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of the shares issuable upon exercise of stock options and warrants calculated using the treasury stock method. Common equivalent shares are not included in the calculation of the weighted average number of shares outstanding for diluted net loss per common share when the effect would be anti-dilutive.

Stock-based compensation

The Company grants stock options as described in Note 6. No compensation expense is recognized when stock options are granted.

Income taxes

Future income taxes are recorded for using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

(Expressed in Canadian Dollars)

3. PROPERTY, PLANT AND EQUIPMENT

			Net Book Value	
	Cost	Accumulated Amortization	2002	2001
Office furniture and equipment	$13,825	$ 4,128	$ 9,697	$ 4,425
Computer equipment	10,050	6,603	3,447	4,925
	$23,875	$10,731	$13,144	$ 9,350

4. MINERAL PROPERTIES

Future mineral property payments

On certain of its Nevada claims, the Company is required to pay or incur the following to earn its 100% interest:

a) Minimum advanced royalty payments according to the following schedule:
   - US$20,000 by July 9, 2003
   - US$25,000 by July 9, 2004
   - US$50,000 by July 9, 2005 and each subsequent year
   - Total purchase price for the property is US$2,000,000 due on July 9, 2015. The Company's advance royalty payment beginning on July 9, 2005 will be credited against the purchase price of the property. The purchase price is also subject to adjustment for one-half of the price of the property. The purchase price is also subject to adjustment for one-half of the rate of inflation according to the United States Department of Commerce Producers' Price Index.

b) Production royalty
   - If the Company places the property in production before the fifteenth year, the Company is required to pay 2.5% of NSR production royalty. The production royalty payment can also be applied to the purchase price.

c) Exploration and development work according to the following schedule:
   - Incur expenditures totaling US$20,000 by July 9, 2003
   - Incur expenditures totaling US$25,000 by July 9, 2004
   - Incur expenditures totaling US$50,000 by July 9, 2005 and during each of the following year during the lease term.
   - The maximum required total work commitment from the date of this lease shall be $250,000.

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

(Expressed in Canadian Dollars)

5. INVESTMENTS

	2002	2001
Investments are comprised of:		
Puresource, Inc.	$ 1	$ 1
Clearant, Inc.	27,564	27,564
	$ 27,565	$ 27,565

Puresourse, Inc.

During the year ended November 30, 1999, the Company acquire 240,000 common shares of Puresource, Inc. ("Puresource"), a private company incorporated in the State of Washington, United States for $146,450. The investment is accounted for using the cost basis.

Effective August 19, 1999, Puresource sold all of its assets to Clearant, Inc. ("Clearant"), a private company incorporated in the State of California, United States. As consideration, Puresource was issued 3,000,000 shares of Clearant with a fair value of $2,837,650 (US$1,900,000) or $0.95 (US$0.63) per share determined by an independent valuation at date of closing and promissory notes convertible into common shares at the discretion of Clearant totaling $1,642,850 (US$1,100,000).

Upon completion of the sale, the shareholders of Puresource resolved to wind up the corporation. In October 2000, the Company received a distribution of assets from Puresource consisting of 29,015 Clearant shares. The distribution of assets by Puresource to its shareholders is considered a non-monetary non-reciprocal transfer and is accounted for on the basis of the recorded value of the resources transferred. As such, the 29,015 Clearant shares are recorded by the Company at $0.95 per share for a total value of $27,564. If, as and when Puresource distributes further assets to its owners prior to dissolution, the transfer will be accounted for on the same basis.

Concurrently, the investment in shares of Puresource has been written down by $146,449 to a nominal value of $1. The balance of the investment will be written-off in the financial statements at the date of formal wind up and dissolution of the corporation.

eFinancial Training.com Inc.

On May 2, 2000, the Company entered into a letter of intent with eFinancial Training.com Inc. ("eFinancial") and the sole shareholder of eFinancial, pursuant to which the Company agreed to acquire all of the issued and outstanding shares of eFinancial for a purchase price of $1,575,000 to be payable by 3,500,000 performance escrow common shares of the Company. Concurrent with the acquisition, the Company announced its intention to proceed with a private placement of 1,800,000 units at the price of $0.45 per unit.

The Company subsequently determined not to proceed with the acquisition of eFinancial and the private placement due to certain difficulties. Consequently, all costs (recoveries) relating to this acquisition, totaling $Nil (2001 - $(1,650), 2000 - $98,950) were written-off to operations.

(Expressed in Canadian Dollars)

5. INVESTMENTS (cont'd...)

Via Vis Technologies Inc.

On January 27, 2001, the Company entered into an agreement with Via Vis Technologies Inc. ("Via Vis") and its principal shareholders whereby the Company has agreed, among other things, to acquire all of the issued and outstanding shares of Via Vis in exchange of 41,500,000 common shares of the Company.

The Company subsequently determined not to proceed with the acquisition of Via Vis due to certain difficulties. Consequently, all costs relating to this acquisition totaling $Nil (2001 - $3,422, 2000 - $Nil), were written-off to operations.

Indico Technologies Corporation

In September 1998, the Company acquired 704,225 units of Indico Technologies Corporation ("Indico"), a publicly listed company, for $761,850. Each unit consisted of one common share and one share purchase warrant to acquire an additional share for US$1.42 expiring on September 11, 2000. During the year ended November 30, 1999, the Company reclassified this investment to marketable securities in current assets, and wrote down the shares by $374,526 to their market value of $387,324. During the year ended November 30, 2000, the shares were sold for proceeds of $488,027, resulting in a net gain on sale of $100,703.

6. CAPITAL STOCK

	Number of Shares	Amount
Authorized		
Unlimited number of common shares without par value		
Unlimited number of preferred shares, issuable in series		
Common shares issued		
As at November 30, 1999	2,578,603	$4,053,698
For cash – exercise of options	179,690	160,211
For cash – exercise of warrants	19,000	16,150
As at November 30, 2000 and 2001	2,777,293	4,230,059
For cash – private placements	2,200,000	330,500
For cash – exercise of options	75,000	12,750
For cash – exercise of warrants	1,380,834	180,250
For finder's fees	95,000	-
For settlement of debts	557,609	66,457
As at November 30, 2002	7,085,736	$4,820,016

Effective August 22, 2001, the Company consolidated its shares on a basis of one new share for every five old shares. The effects of the consolidation have been applied on a retroactive basis.

(Expressed in Canadian Dollars)

6. CAPITAL STOCK (cont'd...)

Shares for Debt

In December 2001, the Company issued 475,337 Common shares for debt at $0.10 per share. In June 2002, the Company issued 82,272 Common shares for debt at $0.23 per share.

Warrants

Pursuant to a private placement, the Company received $125,000 during the year ended November 30, 2001 and committed to issue 1,250,000 units consisting of 1,250,000 common shares at $0.10 per share and 1,250,000 share purchase warrants entitling the holders to purchase an additional 1,250,000 common shares at a price of $0.12 per share until October 10, 2002 and at a price of $0.15 per share until October 10, 2003. During the current year, an additional $10,000 was received, and the resulting 1,350,000 units were issued. The Company also issued a finder's fee of 50,000 common shares.

In June 2002, the Company completed a private placement consisting of 850,000 units at a price of $0.23 per unit, for total proceeds of $195,500. Each unit consisted of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.30 per share until June 5, 2004. The Company also issued a finder's fee of 45,000 units.

The following warrants were outstanding at November 30, 2002:

Number of Warrants	Exercise Price	Expiry Date
50,000	$0.15	October 10, 2003
814,166	0.30	June 5, 2004

The following warrants were outstanding at November 30, 2001:

Number of Warrants	Exercise Price	Expiry Date
100,000	$0.12	October 10, 2002
	0.15	October 10, 2003

Stock options

The Company, in accordance with the policies of the Canadian Venture Exchange, is authorized to grant options to directors, employees and consultants, to acquire up to 10% of issued and outstanding common stock. The exercise price of each option equals the average market price of the Company's stock as calculated over the ten trading days preceding the date of grant. The options can be granted for a maximum term of 5 years. The consolidation of the Company's outstanding options on a one new for every five old basis as a result of the consolidation of the Company's common shares. The effects of the consolidations have been applied on a retroactive basis.

(Expressed in Canadian Dollars)

6. CAPITAL STOCK (cont'd…)

The following incentive stock options were outstanding at November 30, 2002:

Number of Shares	Exercise Price	Expiry Date
430,000	$0.17	February 27, 2007

The following incentive stock options were outstanding at November 30, 2001:

Number of Shares	Exercise Price	Expiry Date
5,000	$0.75	May 8, 2002
5,000	1.20	June 10, 2003
25,000	0.75	June 10, 2003
40,000	1.20	February 10, 2005
32,000	1.55	February 22, 2005
95,000	2.60	April 4, 2005

In 2002, the Company canceled all options that were outstanding at November 30, 2001.

7. RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions with related parties as follows:

a) The Company paid $31,400 (2001 - $10,000; 2000 - $6,787) to directors or companies controlled by directors for geological services which have been expensed as property investigation costs.

b) The Company paid $60,000 (2001 - $70,000; 2000 - $101,250) in consulting fees to Company directors.

c) $Nil (2001 - $28,375) is included in accounts payable and accrued liabilities to directors or to a company controlled by a director for geological services.

Amounts due to affiliated companies are unsecured, non-interest bearing, with no fixed terms of repayment.

All transactions with related parties were recorded at market value.

(Expressed in Canadian Dollars)

8. INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 40.04% (2001 – 44.71%) are as follows:

	2002	2001
Net loss for the year	$ (315,085)	$ (679,437)
Income tax recovery at combined basic Canadian Federal and Provincial tax rate: 40.04% (2001 – 44.71%)	126,160	303,776
Foreign tax rates differentials	(15,995)	(13,707)
Tax benefit of losses not recognized in current year	(110,165)	(290,069)
Income tax recovery	$ -	$ -

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

	2002	2001
Future income tax:		
Property, plant and equipment	$ 4,300	$ 3,400
Exploration and development expenditures	422,400	471,700
Issuance costs	105,200	110,600
Losses available for future periods	1,738,000	1,637,000
	2,269,900	2,222,700
Valuation allowance	(2,269,900)	(2,222,700)
	$ -	$ -

The above loss available for future periods include US operating losses by applying the income tax rates of 34% (2001 – 34%, 2000 – 34%). These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

(Expressed in Canadian Dollars)

8. INCOME TAXES (cont'd…)

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $1,055,000 (2001: $1,055,000) and operating losses of approximately $1,855,400 (2001: $1,548,300) available to reduce future Canadian taxable income. The Company also has operating losses from US subsidiary of approximately $1,311,600 (2001: $1,247,700) available to reduce US taxable income. These losses expire as follows:

2003	$ 96,000	$ -
2004	194,300	-
2005	321,300	-
2006	504,600	-
2007	167,700	-
2008	253,400	-
2009	318,100	
2017	-	185,000
2018	-	483,800
2019	-	321,800
2020	-	211,000
2021	-	46,100
2022	-	63,900
	$1,855,400	$1,311,600

9. CONTINGENCY

Environmental regulations

All phases of the Company's operations are subject to environmental regulations. Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees. Although presently, compliance with such laws is not a significant factor in the Company's operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company's operations.

10. SUBSEQUENT EVENTS

Subsequent to the year end, the Company completed a private placement of 250,000 units at a price of $0.12 per unit for total proceeds of $30,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional common share at a price of $0.30 per share until December 2004.

On January 24, 2003, the Company granted 200,000 options exercisable at $0.24 per share for five years expiring on January 24, 2007. 175,000 options were granted to the Company President and 25,000 options were granted to a Company consultant.

(Expressed in Canadian Dollars)

11. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in current year.

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB25"). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted. As at November 31, 2002, no compensation cost would have been recorded for any period under this method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.

SFAS 123 allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25. Canadian generally accepted accounting principles do not require the reporting of any stock based compensation expense in the Company's financial statements.

For compliance with United States generally accepted accounting principles, the Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date. As at November 30, 2002, cumulative compensation expense totaling $342,311 (2001 - $269,211, 2000 - $269,211) has been incurred. Cumulative compensation expense does not include the value of options granted and subsequently forfeited. In determining the fair value of the incentive stock options, the following assumptions were used:

	2002	2001	2000
Risk free interest rate	1.72%	4.27%	6.14%
Expected life	5 years	5 years	5 years
Expected volatility	102%	68%	161%
Expected dividends	-	-	-

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Stock Based Compensation (cont'd…)

The following is a summary of the status of stock options outstanding at November 30, 2002:

	Outstanding Options			Exercisable Options	
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.17	430,000	4.24	$0.17	430,000	$0.17

The following is a summary of the stock based compensation plan during 2002, 2001 and 2000:

	Number of Shares	Weighted Average Exercise Price
Outstanding and exercisable at November 30, 1999	241,690	$ 0.93
Granted	183,000	2.05
Exercised	(179,690)	0.78
Outstanding and exercisable at November 30, 2000	245,000	1.88
Forfeited	(43,000)	2.03
Outstanding and exercisable at November 30, 2001	202,000	1.85
Granted	505,000	0.17
Exercised	(75,000)	0.17
Forfeited	(202,000)	1.85
Outstanding and exercisable at November 30, 2002	430,000	0.17

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

Mineral properties

The Company's policy of expensing development and exploration costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US GAAP.

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value. Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary. Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), unrealized holding gains and losses for trading securities are included in statements of operations. Unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders' equity until realized.

The fair value of the Company's investment in Indico Technologies Corporation ("Indico") (Note 5) at November 30, 1998 was $718,310, resulting in a $43,540 unrealized holding loss. Under SFAS No. 115, this loss is reported as a separate component of shareholders' equity at November 30, 1998. During the year ended November 30, 1999, this investment was reclassified as trading securities. At November 30, 1999 the fair value was $387,324, resulting in a $374,526 unrealized holding loss, which, under both SFAS No. 115 and Canadian generally accepted accounting principles, was included in statements of operations.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the years ended November 30, 2002, 2001 and 2000, there were no other items of comprehensive income.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Recent accounting pronouncements

In July, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards 141 and 142 ("SFAS 141" and "SFAS 142"), "Business Combinations" and "Goodwill and Other Intangible Assets." SFAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under SFAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS 141 and SFAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS 141 will be reclassified to goodwill. Companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company is required to adopt SFAS 141 and 142 on a prospective basis as of January 1, 2002. The Company has not recorded any goodwill and, therefore, the application of SFAS 141 and 142 will not have a material effect on its financial position or results of operations.

In July 2001, FASB issued Statement of Financial Accounting Standards 143, ("SFAS 143"), "Accounting for Asset Retirement Obligations." SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. This standard is effective for the Company at the beginning in 2003, but earlier adoption is encouraged. Adoption of the standard has not had any impact on the financial statements of the Company.

In August 2001, FASB issued Statement of Financial Accounting Standards 144, ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 replaces SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FASB issued SFAS 144 to establish a single accounting model, based on the framework established in SFAS 121, as SFAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions." SFAS 144 also resolves significant implementation issues related to SFAS 121. Companies are required to adopt SFAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt SFAS 144 as of December 1, 2002. The Company has determined that the application of SFAS 144 will not have a material effect on its financial position or results of operations.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

In April 2002, FASB issued Statement of Financial Accounting Standards 145, ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. This statement rescinds SFAS 4, which required all gains and losses from retirements of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS 64 amended SFAS 4 and is no longer necessary as SFAS 4 has been rescinded. SFAS 145 amends SFAS 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. Adoption of the standard has not had any impact on the financial statements of the Company.

In June 2002, FASB issued Statement of Financial Accounting Standards 146, ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of the standard has not had any impact on the financial statements of the Company.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus regarding EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement's consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its fiscal year 2004 and is not expected to have a material impact on its results of operations or financial position.

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements for the first quarter of the Company's fiscal year 2003. The Company is currently in the process of evaluating the potential impact that the adoption of FIN 45 will have on its financial position or results of operations.

In December 2002, FASB issued Statement of Financial Accounting Standards 148, ("SFAS 148"), "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for the Company's fiscal year 2003. The interim disclosure requirements are effective for the second quarter of the Company's fiscal year 2003. The Company does not expect SFAS 148 to have a material effect on its results of operations or financial condition.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

In January 2003, FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

The impact of the above differences between Canadian and United States generally accepted accounting principles on statement of loss, as reported, is as follows:

	Cumulative amount from October 7, 1994 to November 30, 2002	Years Ended November 30, 2002	2001	2000
Loss for the period as reported	$(4,655,809)	$(315,085)	$(679,437)	$(1,114,168)
Less: Compensation expense - stock options	(342,311)	(73,100)	-	(160,211)
Loss for the period in accordance with United States generally accepted accounting principles	$(4,998,120)	$(388,185)	$(679,437)	$(1,274,379)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of deficit, as reported, is as follows:

	Years Ended November 30, 2002	2001	2000
Deficit, as reported	$(4,655,809)	$(4,340,724)	$(3,661,287)
Cumulative compensation expense - stock options	(342,311)	(269,211)	(269,211)
Deficit in accordance with United States generally accepted accounting principles	$(4,998,120)	$(4,609,935)	$(3,930,498)

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

	Capital Stock		Common Shares Committed	Deficit Accumulated During the	
	Number of Shares	Amount	To be Issued	Exploration Stage	Total
Shareholders' equity as reported November 30, 2000	2,777,293	$4,230,059	$ -	$(3,661,287)	$568,772
Cumulative compensation expense - stock options	-	269,211	-	(269,211)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2000	2,777,293	$4,499,270	$ -	$(3,930,498)	$568,772
Shareholders' equity as reported November 30, 2001	2,777,293	$4,230,059	$ 125,000	$(4,340,724)	$ 14,335
Cumulative compensation expense - stock options	-	269,211	-	(269,211)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2001	2,777,293	$4,499,270	$ 125,000	$(4,609,935)	$ 14,335
Shareholders' equity as reported November 30, 2002	7,085,736	$4,820,016	$ -	$(4,655,809)	$164,207
Cumulative compensation expense - stock options	-	342,311	-	(342,311)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2002	7,085,736	$5,162,327	$ -	$(4,998,120)	$164,207

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Loss per share

SFAS No. 128 "Earnings Per Share" simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.
The following loss per share information results under United States general accepted accounting principles:

	2002	2001	2000
Net loss for the year under United States GAAP	$ (388,185)	$ (679,437)	$(1,274,379)
Weighted average number of shares outstanding under United States GAAP (adjusted for roll-back)	5,712,781	2,777,293	2,675,356
Basic loss per share	$ (0.07)	$ (0.24)	$ (0.48)

Diluted EPS has not been disclosed as the effect of the exercise of the Company's outstanding options and warrants would be anti-dilutive.